Exhibit 99.1

801 Nicollet Mall	CONTACTS:
11th Floor, West Tower	For RSM McGladrey:
Minneapolis, MN 55402	Terri Andrews
T 612.573.8750	RSM McGladrey
www.rsmmcgladrey.com	T: 704.877.1730
terri.andrews@rsmi.com
Twitter: @McGladreyPRNews

For McGladrey & Pullen:
Sean Murphy
Hill & Knowlton
T: 312-475-5972
sean.murphy@hillandknowlton.com
RSM McGladrey and McGladrey & Pullen Finalize Definitive Agreements
Chicago, IL — Feb. 5, 2010 — RSM McGladrey, Inc., one of the nation’s leading accounting, tax and business consulting firms, and McGladrey & Pullen, LLP (M&P), an independent, partner-owned public accounting firm, today announced they have signed definitive agreements to continue their decade-long business relationship. The two firms previously announced their intention to extend their collaboration subject to this definitive documentation.
“With the completion of these agreements, our focus is on moving forward and building the success of our respective firms by enhancing client service and accelerating growth,” said C.E. Andrews, president of RSM McGladrey, a wholly-owned subsidiary of H&R Block. “We have a clear opportunity to enhance our competitive position by taking the collaboration between our firms to a new level.”
“We now have the framework to build on our heritage of delivering the highest quality services to all our clients, while providing growth opportunities for our people and ensuring the independence of M&P,” said Dave Scudder, managing partner of McGladrey & Pullen. “We look forward to increased collaboration with RSM McGladrey and the renewed sense of enthusiasm and commitment that both firms have brought to this process.”
About RSM McGladrey and McGladrey & Pullen LLP
RSM McGladrey is a leading professional services firm providing accounting, tax and business consulting. RSM McGladrey operates in an alternative practice structure with McGladrey & Pullen, LLP, a partner-owned CPA firm that delivers audit and attest services. Through separate and independent legal entities, they work together to serve clients’ business needs. Together, the companies rank as the fifth largest U.S. provider of accounting, tax and business consulting services (source: Accounting Today), with 7,000 professionals and associates in nearly 90 offices. RSM McGladrey, Inc. and McGladrey & Pullen, LLP are member firms of RSM International, an affiliation of independent accounting and consulting firms.
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